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                                                                      Exhibit 15


Securities and Exchange Commission
500 North Capitol Street
Washington, D.C.  10549


Re:  Protective Life Corporation
     Registration on Form S-8


We are aware that our report dated April 26, 1994, except for Note G, as to which the date is May 2, 1994, on our review of interim consolidated financial information of Protective Life Corporation and subsidiaries for the period ended March 31, 1994, and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the Company's registration statements on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


COOPERS & LYBRAND


Birmingham, Alabama
April 26, 1994

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